EXHIBIT 99.1
PRESS RELEASE OF REGISTRANT DATED AUGUST 4, 2003

EvergreenBancorp, Inc. Reports Continued Growth for 2nd Quarter 2003

SEATTLE—(BUSINESS WIRE)—Aug. 4, 2003—

Customer Service Enhancements and Operational Efficiencies
Contribute to the Continued Strength of the Organization

Total assets for EvergreenBancorp, Inc. (OTC:EVGG) grew nearly 5% reaching $174 million by June 30, 2003 compared to $166 million at June 30, 2002, President and CEO Gerry Hatler reported today.

Growth in total deposits continued to show strength ending up 4.6% over last year. Asset growth is reflected primarily in the investment portfolio with some restructuring in the loan and investment portfolios to maximize on opportunities provided by the changes in market conditions.

Hatler said, “While loans have remained fairly flat, loan demand shows encouraging prospects for improvement.” Signs of economic recovery and pipeline loan activity also support these prospects. Loans grew 4% between first and second quarter 2003. Non-performing loans shifted slightly to .86% at the end of the second quarter compared to .69% last year, and the reserve for loan losses was 1.35% of loans compared to 1.40% last year.

The company shows good support for the growth in assets reflected in its strong capital to asset ratio at 9.40% at the end of second quarter 2003 compared to 9.15% for the same period ending last year. Net income reported for the second quarter 2003 was $223,000 compared to $335,000 for the same period last year and $521,000 year to date compared to $636,000 last year. Earnings per share are reported at 21 cents for the second quarter compared to 31 cents for the same period last year.

Net income was affected by lower loans outstanding and compression in the net interest margin to 5.16% compared to 5.55% last year. Total non-interest income continued to show improvement, increasing 23.3% over last year totaling $893,000 at the end of the second quarter compared to $724,000 last year. This improvement came primarily as a result of increased service charges on deposits and gains on sales of investments.

Total non-interest expense increased 10.4%, due to increased professional expenses, increased technology costs and partially as a result of engaging an outside consultant specializing in bank efficiency and cost containment.

Hatler said, “The immediate and ongoing benefits of this review will help us accelerate progress toward our efficiency objectives. At this writing, we have implemented more than 80% of the recommendations, and expect a minimum five-fold return from the dollars invested.”

During the second quarter, to enhance the company’s growth potential, its wholly owned subsidiary EvergreenBank, launched an energetic program for sales and customer service it calls Customer First. Hatler said “This program reflects our commitment to superlative customer service and inspiring people to make their financial dreams come true.”

EvergreenBank, a wholly owned subsidiary of EvergreenBancorp, is one of the few locally owned, independent commercial banks left in the Puget Sound region. Founded in 1971, it has three offices: near I-5 in downtown Seattle, on 196th Street S.W. in Lynnwood, and on 110th N.E. in Bellevue. A fourth branch will open in Federal Way in mid-September, 2003. The company’s stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbank.com to learn more.

CONTACT:	EvergreenBancorp, Inc. Bill Filer, Chief Financial Officer,
206/629-4263
bill.filer@evergreenbank.com
or
Nancy S. Juetten, 425/641-5214
nancy@nsjmktg.com

SOURCE:	EvergreenBancorp, Inc.